Exhibit 10.08

MEDIA GENERAL, INC.

EXECUTIVE FINANCIAL PLANNING

and

INCOME TAX PROGRAM

Purpose:

The Executive Financial Planning and Income Tax Program provides an executive perquisite that supports the financial health of the Company’s executives. This Program provides the executive with a reputable and professional resource that is highly experienced in executive financial planning and income tax preparation.

Policy Administration Responsibilities:

Media General’s Compensation Department is responsible for coordinating this program. SBK Financial, Inc. has been selected as Media General’s preferred provider of this executive benefit because of their solid reputation and experience, as well as their knowledge of Media General and its executive compensation plans. (For consideration of company-paid services with another firm, the executive must present a request to Media General’s Compensation Department prior to securing services.)

Media General, the company-approved financial services provider and the executive are responsible for following all procedures in this policy. This includes ensuring that any services charged to Media General are covered in the policy.

Employee Participation:

Salaried executive employees are eligible to participate in this program. From those eligible, Media General will select executives for participation. Selection will be based on the employee’s position, job responsibilities, value of their services, and other pertinent factors.

Coverage Terms:

New participants are eligible for coverage beginning in the tax year they became a participant. For example, an executive selected for participation in 2008 would be eligible for income tax preparation for the tax year 2008 (but not eligible for tax preparation related to tax year 2007).

Coverage will immediately cease upon termination of employment. Media General shall not reimburse any expenses following the executive’s termination, whether or not expenses were incurred or invoiced to Media General prior to termination of employment.

Cost Limits:

The following cost limits will apply.

•	Financial Planning, Future Retirement and Estate Planning:

•

Coverage for these services will utilize a specific 5-year period, following the numbering pattern of the calendar for all participants. For example, the first 5-year period will be measured from years 2001 through 2005, the second 5-year period will be years 2006 through 2010, and so forth.

•	In any one year of this specific 5-year period, Media General will cover up to $10,000 in services. In the other 4 years of the 5-year period, Media General will cover up to $2,000.

•

Expenses / coverage limits will be applied to the year that services are incurred (versus paid). Unused credits are not carried forward, and will be forfeited as of December 31 each year, or termination of employment if earlier.

•	Income Tax Services:

•	A credit of $7,500 is earned each year.

•	Unused credits will be carried forward but may not exceed a maximum balance of $15,000.

•	Expenses / coverage limits will be applied to the year that services are incurred (versus paid). Unused credits will expire on termination of employment.

Covered Services:

The Program covers the following services.

•	Financial planning to maximize returns from company benefit plans such as stock options, salary deferral plans and executive life insurance programs

•	Investment advice on portfolio design, including analysis of risk tolerance, target rate of return and appropriate diversification and asset allocation

•	Retirement and long-range cash flows (including consideration of outside business interests as related to retirement and estate planning)

•	Comprehensive estate planning

•	Wills, trusts, estate planning documents, etc.

•	Planning for charitable giving programs

•	Income tax planning necessary to effectively prepare income tax returns

•	Income tax return preparation for participant (and those of a spouse where married filing separate returns results in reduced tax liabilities)

•	Gift tax returns

•	Income tax projections and preparation of quarterly federal and state estimated tax vouchers

•	Assistance regarding IRS and state examinations and inquiries, as needed

•	Incorporation of income from outside businesses in participant’s personal income tax return (however, partnership or corporate returns for participant’s outside businesses are not covered)

Excluded Services:

The following is a partial listing of services that are not covered by this Program. Participants may not apply unused credit balances for Excluded Services.

•	Children, dependents or household employees’ tax returns, legal documents, wills, etc.

•	Estate tax return of participant (or spouse), even if the participant dies while still employed

•	Partnership or corporate returns for outside businesses of participant

•	Tax returns or planning for businesses not related to Media General

•	Partnership investments

Income Taxes:

The competitive market value of the services received will be included as W-2 income. The executive is responsible for income taxes.

Payment Processing:

The company-approved financial services provider will directly invoice Media General for covered services. Any other invoices for covered services may be submitted for direct payment (or reimbursement). All invoices MUST be submitted to Media General’s Compensation Department for payment. This will ensure appropriate record keeping and tax treatment.

Policy Exceptions:

In general, the provisions defined and illustrated in this document will be followed without exception. Questions regarding this policy may be directed to the Media General Compensation Director. All requests for exceptions to this policy must be submitted in writing to Media General for review and approval prior to seeking financial planning or tax preparation services. Media General reserves the right to amend or terminate this Program at any time in its sole discretion.

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